EXHIBIT 5


INTERNAL REVENUE SERVICE                    DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH  45201
                                            Employer Identification Number:
                                                  51-0110823
Date:  August 9, 1995                                   File Folder Number:
                                                  310043187
CAMCO FINANCIAL CORPORATION                 Person to Contact:
814 WHEELING AVENUE                               JOANNA WEBER
CAMBRIDGE, OH  43725                        Contract Telephone Number:
                                                  (513) 684-3141
                                            Plan Name:
                                                  401(K) SALARY SAVINGS PLAN

                                     Plan Number:      002


Dear Applicant:

         We have made a favorable determination on your plan, identified above based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letters, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination letter is applicable for the plan adopted on December 20, 1994.

         This plan has been madatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

         This plan  satisfies the  nondiscrimination  in amount  requirement  of section 1.401 (a)(4)-1(b)(2) of the regulations on the basis of a design-based safe harbor described in the regulations.

         This letter is issued under Rev. Proc. 93-39 and consider the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.



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         This  plan  satisfies  the   nondiscriminatory   current   availability
requirements of section 1.401(a)(4)-4(b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410(b) of the Code.

         This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

         We have sent a copy of this letter to your representative as indicated in the power of attorney.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

                                              Sincerely yours,

                                              /s/ C. Ashley Bullard


                                              C. Ashley Bullard
                                              District Director

Enclosures:
Publication 794